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                                                                 EXHIBIT (10.41)


January 22, 2003

Arthur Przybyl
2301 E. Ancient Mesa Lane
Tucson, AZ 85718

Dear Art,

Art, on behalf of the Board of Directors, I am pleased to offer you the position of Interim Chief Executive Officer (CEO) based in our corporate offices in Buffalo Grove, IL. Your new salary shall be ten thousand dollars ($10,000) bi-weekly and you will report to Larry Adelman, Chief Restructuring Officer, AEG Partners, Inc. and to the Governance Committee of the Board. Your new salary shall be effective January 20, 2003

You will be eligible to participate in Akorn's Performance Incentive Program. As CEO your potential annual bonus is fifty percent (50%) subject to plan details and annual Board of Directors approval of payout.

In addition, you will receive a new grant of stock options to purchase fifty thousand (50,000) shares of Akorn, Inc. common stock priced at today's closing price. Stock options are subject to the terms of the stock option plan and an agreement, which each participant is required to sign.

You will continue to receive a car allowance of eight hundred thirty three dollars and thirty three cents ($833.33) per month.

As we committed in our original offer letter, Akorn will pay costs associated with your relocation to the Buffalo Grove area in accordance with the terms and conditions of our Relocation Policy, a copy of which has been given to you. You will note that, in accordance with the policy, Akorn will pay you four (4) weeks salary to cover any unforeseen, additional costs. Should you voluntarily leave the company within one (1) year following your relocation, you agree to return a pro-rated amount of all relocation expenditures paid to you and to vendors on your behalf. Pro-ration shall be calculated using calendar days.

You will continue to be eligible for benefits, which include medical, dental, vision, Smart-Choice, Akorn's (401k) Retirement Savings Program, our Employee Stock Purchase program, flexible spending account, an Employee Assistance Program, life and disability insurance and Paid Time Off (PTO).


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Your employment at Akorn continues to be "at-will," which means that either you or the company may terminate your employment at any time. Nothing in this letter shall be interpreted as a contract of employment.

Akorn does commit, however, that in the event you are terminated without cause, you will be entitled to one (1) year severance, not including car allowance, paid biweekly at the base salary in effect at the time of your termination. "Without cause" is held to mean that the reason for termination in not due to significant performance failure on your part, gross negligence, theft or misuse of company assets, willful violation of company policy or relevant legal statue or conduct detrimental to the company.

Art, the entire Akorn team is very pleased that you will undertake this key role and we look forward to working closely with you. Should you have any questions about this offer or any related matter, please do not hesitate to contact me.

May I request that you sign and date below in acknowledgment of the contents of this letter and return to Neill Shanahan, Vice-President Human Resources. I have enclosed a second original for your records.

Respectfully,



Dan Bruhl, Director, Chairman of the
Compensation Committee and Member,
Governance Committee of the Board of Directors

CC: Jerry Ellis, Director
    Larry Adelman, AEG
    Neill Shanahan, VPHR